Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Stock Plan and the 1999 Employee Stock Purchase Plan of Symyx Technologies, Inc. of our reports dated March 3, 2005, with respect to the consolidated financial statements of Symyx Technologies, Inc., Symyx Technologies, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Symyx Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 3, 2005